EXHIBIT 99.1

Date:    November 7, 2017
Contact:    Victor H. Mendelson    (305) 374-1745
Carlos L. Macau, Jr.    (954) 987-4000

HEICO Corporation Announces Record $1.3 Billion Credit Facility

New Facility Increases HEICO’s Borrowing Capacity by 30%

MIAMI and HOLLYWOOD, Fla., November 7, 2017 – HEICO Corporation (NYSE: HEI.A and HEI) announced today that it entered into a new $1.3 billion unsecured revolving credit facility (the “Facility”) with a banking syndicate led by SunTrust Bank, Bank of America and Wells Fargo Bank. Other banks participating are BB&T Bank, Capital One, Fifth Third Bank, J.P. Morgan, PNC Bank, TD Bank, and U.S. Bank as co-documentation agents, as well as Citibank, BankUnited, Synovus Bank and IberiaBank.

The Facility, which is a record size for HEICO, may be increased to $1.65 billion under certain circumstances and replaces the Company’s $1.0 billion revolving credit facility, which was itself expanded from $800 million in April 2017. The new Facility’s capacity increased 30% over the $1.0 billion pre-existing revolving credit facility and 62.5% over the previous $800 million limit. Borrowings under the Facility bear interest at LIBOR plus the applicable margin ranging from 100 basis points to 200 basis points, based on certain leverage measurements. The Facility matures in November 2022 and can be extended for two additional one-year periods. In addition, HEICO’s Facility provides increased flexibility on non-financial provisions.

HEICO’s Facility, which is available for general corporate purposes, will principally be used to fund acquisitions. Since 1996, HEICO has completed 65 acquisitions and remains committed to a disciplined and active capital allocation strategy. In the last twelve months, HEICO completed four acquisitions, including AeroAntenna Technology, Inc., its largest ever.

Laurans A. Mendelson, HEICO's Chairman & Chief Executive Officer, along with Co-Presidents, Eric A. Mendelson and Victor H. Mendelson remarked, “HEICO’s excellent performance and credit profile enabled us to significantly expand our credit facility twice in the past six months. This increased financial firepower, along with the Facility’s longer duration, should allow us to continue making acquisitions and execute our strategic goals for many years.”

Carlos L. Macau Jr., HEICO’s Executive Vice President & Chief Financial Officer, added, “We are proud to have earned such strong support and confidence from our banks. We look forward to maintaining our great relationships and to continuing to work together in the future.”

The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock symbol (HEI.A) to HEI/A, HEIa or HEI-A.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.